EXHIBIT 10.47
FOURTH AMENDMENT TO THE
DARDEN RESTAURANTS, INC. FLEXCOMP PLAN
(AS AMENDED AND RESTATED EFFECTIVE JUNE 1, 2017)

WHEREAS, Darden Restaurants, Inc. (the “Company”) maintains the Darden Restaurants, Inc. FlexComp Plan (As Amended and Restated Effective June 1, 2017) (the “Plan”);
WHEREAS, the Plan has previously been amended and further amendment thereof is now considered desirable to remove the requirement that, with respect to future deferrals and re-deferrals, an elected distribution date must be an even-numbered year;
NOW, THEREFORE, by virtue of the power reserved to the Company by Section 7.5 of the Plan, and in exercise of the authority delegated to the Settlor Committee by resolution of the Compensation Committee of the Board of Directors of the Company, the Plan is hereby amended in the following particulars, effective January 1, 2021:
1.By substituting the following for the first sentence of Subsection 6.2(a) of the Plan:
“Effective with deferral elections initially made with respect to the 2021 calendar year and forward, a specified distribution date may be any January of a future year that is at least one year subsequent to the date the compensation or bonus would otherwise be payable. For deferral elections initially made for prior calendar years, the specified distribution date may be any January of a future even-numbered year that is at least one year subsequent to the date the compensation or bonus would otherwise be payable, but, with respect to pre-2005 Accounts, shall not be later than the date the Participant attains age 70.”

2.By deleting the phrase “an even-numbered year that is” from Subsection 6.2(c)(3)(ii) of the Plan.

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IN WITNESS WHEREOF, both members of the Settlor Committee have caused this amendment to be executed.

September 1, 2020	/s/ Julie A. Griffin
Date	Julie Griffin

August 31, 2020	/s/ Pamela J. Price
Date	Pam Price